Exhibit 10.15.4

PROMISSORY NOTE

$1,000,000.00 **March 26, 2021**

FOR VALUE RECEIVED, AIU 8800 VILLAGE DRIVE, LLC, a Delaware limited liability company ("Maker"), hereby unconditionally promises to pay to the order of EQUITY SECURED FUND I, LLC ("Payee") at P.O. Box 2327, Georgetown, Texas 78627, or at such other address given to Maker by Payee, the principal sum of **ONE MILLION AND NO/100 DOLLARS ($1,000,000.00)**, in lawful money of the United States of America, together with interest per annum (calculated on the basis of a 360-day year) on the unpaid principal balance from day-to-day remaining, computed from the date of advance until maturity at the rate equal to the lesser of (a) the Maximum Rate (as hereinafter defined), or (b) **ELEVEN AND ONE-HALF OF ONE PERCENT (11.50%)**. Principal and interest under this note (the "Note") are due and payable on demand, or if not demanded, as follows:

> The principal hereon shall be due and payable on or before March 26, 2022 ("Maturity Date"). The interest hereon shall be due and payable monthly as it accrues, with the first of such monthly interest installments being due and payable on April 26, 2021, and with a like installment of interest being due and payable regularly and monthly thereafter until the Maturity Date, at which time all outstanding principal and interest shall be finally due and payable.
>
> The Maturity Date of this Note is subject to one (1) twelve (12)-month extension at the option of Maker. Maker may exercise the extension option by delivering to Payee a written notice of such election prior to the then effective Maturity Date. The then effective Maturity Date shall be extended as requested so long as there are no uncured Defaults (as defined in the Loan Documents) and an extension fee in an amount of TEN THOUSAND AND 00/100 DOLLARS ($10,000.00) shall be immediately due and payable to Lender for such twelve (12)-month extension.

The term "Maximum Rate," as used herein, shall mean, with respect to each holder hereof, the maximum non-usurious interest rate, if any, that at any time, or from time to time, may under applicable law be contracted for, taken, reserved, charged or received on the indebtedness evidenced by this Note under the laws which are presently in effect of the United States and the State of Texas applicable to such holder and such indebtedness or, to the extent allowed by law under such applicable laws of the United States of America and the State of Texas which may hereafter be in effect, which allow a higher maximum non-usurious interest rate than applicable laws now allow; provided, that in determining the Maximum Rate, due regard shall be given, to the extent required by applicable law, to any and all relevant payments, fees, charges, deposits, balances, agreements and calculations which may constitute or be deemed to constitute interest, or be deducted from principal to calculate the interest rate or otherwise affect interest rate determinations, so that in no event shall the Payee contract for, charge, receive, take, collect, reserve or apply, on the Note, any amount in excess of the maximum non-usurious rate of interest permitted by applicable law. To the extent that Texas

law determines the Maximum Rate, the Maximum Rate shall be determined by utilizing the "indicated rate ceiling" from time to time in effect pursuant to the Texas Finance Code (V.T.C.A. Finance Code Section 303.001 et seq.) (the "Texas Finance Code") or such successor statute, as then in effect, governing usury. The Maximum Rate shall not be limited to the applicable rate ceiling in the Texas Finance Code or such successor statute if Federal laws or other state laws now or hereafter in effect and applicable to this Note (and the interest contracted for, charged and collected hereunder) shall permit a higher rate of interest.

Maker and Payee intend to comply with the applicable law governing the Maximum Rate. Interest contracted for, charged, or received shall not exceed the Maximum Rate, and, if in any contingency whatsoever, Payee shall receive anything of value deemed interest under applicable law which would cause the interest contracted for, charged, or received by the holder thereof to exceed the maximum amount of interest permissible under applicable law, the excessive interest shall be applied to the reduction of the unpaid principal balance hereof and not to the payment of interest, or if such excessive interest exceeds the unpaid principal balance hereof such excess shall be refunded to Maker, and the provisions of this Note and any demand on Maker shall immediately be deemed reformed and the amounts thereafter collectible hereunder shall be reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder. All interest paid or agreed to be paid to the holder hereof shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full term of such indebtedness until payment in full (including the period of any renewal or extension hereof) so that the rate or amount of interest on account of such indebtedness does not exceed the Maximum Rate.

Maker agrees to pay a late charge of FIVE PERCENT (5%) of the payment amount if such payment is not received within ten (10) days of the due date. Payments, when made, shall be applied in a manner and order according to the sole discretion of the holder of this Note.

All past-due principal and, to the extent permitted by applicable law, past-due interest upon this Note shall bear interest at the Maximum Rate.

This Note is secured in part by a Deed of Trust (with Security Agreement and Assignment of Rents), which together with all other documents evidencing, securing or pertaining to the transaction in which the indebtedness evidenced hereby is incurred are collectively referred to as the "Loan Documents".

Maker and each surety, endorser, guarantor and other party ever liable for payment of any sums of money payable on this Note, jointly and severally, waive presentment, protest, notice of protest and nonpayment, notice of default and notice of acceleration and intention to accelerate, and agree that their liability under this Note shall not be affected by any renewal or extension in the time of payment hereof, or in any indulgences, or by any release or change in any security for the payment of this Note, and hereby consent to any and all renewals, extensions, indulgences, and releases or changes in security, regardless of the number of such renewals, extensions, indulgences, releases or changes.

If this Note or any Loan Documents are given by Payee to an attorney for collection or enforcement, or if suit is brought for collection or enforcement, or if it is collected or enforced through probate, bankruptcy, or other judicial proceeding, then Maker shall pay Payee all costs of collection and enforcement, including reasonable attorney's fees, expenses and court costs, in addition to other amounts due.

No waiver by Payee of any of its rights or remedies under this Note or any Loan Documents shall be considered a waiver of any other right or remedy of Payee; no delay or omission in the exercise or enforcement by Payee of any rights or remedies shall ever be construed as a waiver of any right or remedy of Payee; and no exercise or enforcement of any such rights or remedies shall ever be held to exhaust any right or remedy of Payee.

Maker reserves the right to prepay the outstanding principal balance of this Note, in whole or in part, at any time and from time to time, without premium or penalty. Any such prepayment shall be made together with payment of interest accrued on the amount of principal being prepaid through the date of such prepayment, and shall be applied to the principal due hereunder in the inverse order of maturity.

"Default" shall mean any one or more of the following: **(i)** the failure by Maker to pay any installment of principal or interest under this Note when due; **(ii)** the failure by Maker to pay all sums owed to Payee under this Note and every Loan Document on or before the Maturity Date; or **(iii)** the occurrence of any default under the Loan Documents.

Upon the occurrence of a Default, Payee may, at its option, without notice or demand, declare the unpaid principal balance of, and the accrued but unpaid interest on, this Note immediately due and payable and exercise and pursue any and all other rights and remedies as provided herein or in any of the Loan Documents.

Upon the occurrence of a Default, Payee is hereby authorized at any time and from time to time, without notice to Maker (any such notice being expressly waived by each such Maker), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other indebtedness at any time owing, by the Payee to or for the credit or the account of Maker, against any and all obligations of such Maker now or hereafter existing under this Note, irrespective of whether or not Payee shall have made demand under this Note and although such obligations may be contingent and unmatured. The rights of the Payee under this section are in addition to all other rights and remedies (including, without limitation, other rights of offset) which Payee may have hereunder or under any applicable law.

Remittances in payment of any part of this Note other than in the required amount in immediately available funds at the place where this Note is payable shall not, regardless of any receipt or credit issued therefor, constitute payment until the required amount is actually received by Payee in full accordance herewith and shall be made and accepted subject to the condition that any check or draft may be handled for collection in accordance with the practice of the collecting bank or banks. Acceptance by Payee of any payment in an amount less than the full amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be a Default (as herein defined).

All obligations, covenants, and terms of payment are expressly performable solely in Williamson County, Texas. The substantive laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Note. In the event of a dispute involving this Note or any of the Loan Documents, Maker irrevocably agrees that venue for such dispute shall lie in any court of competent jurisdiction in Williamson County, Texas.

MAKER:

AIU 8800 VILLAGE DRIVE, LLC
a Delaware limited liability company

By: NAPLES JV LLC
a Delaware limited liability company
Sole Member

By: ______________________
James Walesa
Manager